Exhibit 99.1

For Release at 9am EST November 7, 2007

Investor Contact:	Scott Betts, CEO & CFO
(702) 855-3006

Media Contact:	Adria Greenberg
Sommerfield Communications, Inc.
(212) 255-8386

Global Cash Access Announces Third Quarter 2007 Financial
Results

Revenue of $156.6 million, Diluted Adjusted Cash EPS of $0.19 and Diluted
Cash EPS of $0.09

(Las Vegas, NV – November 7, 2007 – NYSE:GCA)  – Global Cash Access Holdings, Inc. (“GCA” or the “Company”) today announced unaudited financial results for the quarter ended September 30, 2007.

Summary Non-GAAP Results

For the quarter ended September 30, 2007, revenues were $156.6 million, an increase of 9.6% over the $142.9 million in revenues recorded in the same quarter last year. Adjusted Cash Earnings, which exclude stock-based compensation and items that typically do not occur on a recurring basis, were $15.2 million in Q3 2007, an increase of 11.8% over Q3 2006.  Adjusted Cash Earnings per diluted share were $0.19 in Q3 2007 as compared to $0.17 in Q3 2006.  Cash Earnings, which include stock-based compensation, were $11.3 million in Q3 2007 as compared to $12.2 million in Q3 2006, a decrease of 6.7%.  Cash Earnings per diluted share were $0.14 in Q3 2007 as compared to $0.15 in Q3 2006.  EBITDA (which excludes stock-based compensation) was $29.1 million in Q3 2007, an increase of 7.7% from Q3 2006.

“I am very excited to join the entire team at Global Cash Access.  The company is at the forefront of the cash access industry and is well positioned to deliver continued growth by capitalizing on opportunities both domestically and abroad,” commented Scott Betts, President and Chief Executive Officer of GCA.  “I look forward to aggressively pursuing growth initiatives, improving the operational efficiency of the core business and adding significant value for GCA stockholders.”

Recent Highlights

•	Recorded revenue of $156.6 million, the highest quarterly total ever recorded by the Company.
•	Significant increases in key metrics versus the same quarter in the prior year:
o	Same store surcharge revenue up 8.7%
o	Cash advance dollars disbursed up 11.5%
o	ATM transaction volume up 5.2%.
•	3-in-1 enabled Redemption Kiosk installations reached 635 as of September 30, 2007
•	Arriva Card account growth continued (statistics as of September 30, 2007):
o	9,614 accounts
o	$38.8 million in Arriva Card transaction volume since the launch of the Arriva Card, with $8.6 million in volume in Q3 2007
o	Charge-offs to date of $1.9 million
o	Q3 average cash advance transaction amount of $706 vs. $567 consolidated average transaction amount for all cash advance transactions.
•	Repurchased $27.9 million of common stock under our $50 million common stock repurchase authorization through October 31, 2007

GAAP Results

For the third quarter of 2007, total revenues were $156.6 million, an increase of 9.6% over the third quarter of 2006.  Operating Income in the third quarter of 2007 was $19.8 million, a decrease of 10.6% from the same period in 2006.  Net income in the third quarter of 2007 was $6.9 million, down 11.1% from the third quarter of 2006.  Diluted earnings per share were $0.09 in the third quarter of 2007 as compared to $0.10 in the third quarter of 2006.

For the first nine months of 2007, total revenues were $456.8 million, an increase of 12.5% over the first nine months of 2006.  Operating Income for the first nine months of 2007 was $63.7 million, an increase of 1.1% from the same period in 2006.  Net income in the first nine months of 2007 was $23.4 million, up 11.2% from the first nine months of 2006.  Diluted earnings per share were $0.29 in the first nine months of 2007 as compared to $0.26 in the same period of 2006.

Third Quarter Results of Operations

Total revenues in the third quarter of 2007 were $156.6 million, an increase of 9.6% from revenues of $142.9 million in the third quarter of 2006.  Same store revenues for cash advance and ATM surcharge increased 8.7% in the third quarter of 2007.

The following is a comparison of selected revenue components for the third quarter of 2007 to the same period in 2006:

•
Cash advance revenues were up 9.2%, from $75.9 million to $82.9 million.  Cash disbursed increased 11.5%, from $1.51 billion to $1.68 billion.  The number of transactions increased 8.3%, from 2.7 million to 3.0 million.  The average transaction amount increased from $551.18 to $567.08.  The average fee decreased from 5.03% to 4.93%.  Average revenue per transaction increased 0.8% from $27.72 to $27.94.

•
ATM revenues increased 8.2% to $62.2 million. The number of transactions increased 5.2%, from 17.9 million to 18.9 million.  Cash disbursed was $3.5 billion compared to $3.2 billion, an increase of 9.1%.  Average revenue per transaction increased 2.8% from $3.21 to $3.30.

•
Check services revenues were $8.2 million, an increase of 14.3%.  The face amount of checks warranted increased by 5.6%, from 340.6 million to 359.7 million.  The number of check warranty transactions grew 6.6%, from 1.29 million to 1.37 million. The average face amount per check warranted decreased from $264.18 to $261.80.  The average check warranty fee increased from 1.91% to 2.03%.  Average check warranty revenue per transaction increased from $5.05 to $5.31.

•
Central Credit and other revenues increased 42.6%, from $2.3 million to $3.3 million.  Most of the increase is attributable to the interest and fee revenue from the Arriva Card in Q3 2007 of $0.8 million vs. $0.1 million in the comparable 2006 quarter.

Cost of revenues (exclusive of depreciation and amortization) increased 9.4% in the third quarter of 2007 to $112.5 million from $102.8 million in the third quarter of 2006.  Commissions, the largest component of cost of revenues, increased 9.5%.  Interchange increased 8.8%, driven largely by the increase in cash advance volumes.

Operating expenses in the third quarter of 2007 were $21.2 million, an increase of 38.0% over the same period in 2006.  Operating expenses, excluding non-cash compensation expense and items that do not occur on a recurring basis, were $15.0 million in the current quarter, an increase of 14.8% from the comparable total of $13.0 million in the third quarter of 2006.  This increase is principally due to additional payroll, related benefit costs and higher professional service expenses.

Depreciation and amortization expense was $3.0 million in the third quarter of 2007, an increase of 21.5% from $2.5 million in the third quarter of 2006.

Interest income was $1.0 million in the third quarter of 2007, a decrease of 12.6% from the comparable 2006 period.

Interest expense in the third quarter of 2007 was $9.5 million as compared to $10.9 million in the third quarter of 2006.  Interest expense on the Company’s borrowings declined $1.3 million due to the lower level of outstanding indebtedness and lower interest rates on the floating rate portion of that indebtedness in the third quarter of 2007.  Interest expense on the Company’s ATM funds decreased $0.1 million from $4.1 million in Q3 2006 to $4.0 million in Q3 2007, primarily as a result of increases in the LIBOR on which those funds are priced and offset by a reduction in the average ATM funds outstanding from $286.5 million in Q3 2006 to $276.9 million in Q3 2007.

Income tax expense in the third quarter of 2007 was $4.4 million. The Company’s provision in the third quarter of 2007 is based on an expected full year effective rate of 38.4%.

Arriva Card

Revenues from the Arriva Card in the third quarter of 2007 were $0.8 million.  Cost of revenues (exclusive of depreciation and amortization) in the third quarter of 2007 were $2.0 million and operating expenses for Arriva in the quarter were $0.6 million.  Operating loss from Arriva was $1.8 million.

Receivables held by the Company’s financing partner were $4.3 million at September 30, 2007.  Total receivables at September 30, 2007 were $15.3 million, of which $11.0 million were held by Arriva.

Balance Sheet

At September 30, 2007, the Company had unrestricted cash and cash equivalents of $62.8 million, settlement receivables of $115.9 million and settlement liabilities of $126.1 million.

Total borrowings at September 30, 2007, were $263.7 million, consisting of $110.9 million of borrowings under the Company’s senior secured credit facilities and $152.8 million face amount of 8 ¾% senior subordinated notes.

The Company made investments in property, equipment and intangible assets of $5.3 million during the three months ended September 30, 2007, which include ATM and other casino floor equipment as well as purchases of computer and communications hardware and software.

During the quarter ended September 30, 2007, the Company repurchased 1.2 million shares of common stock at an average price per share of $11.67 for a total investment of $14.5 million.  As of October 31, 2007, repurchases stood at 2.4 million shares at an average price of $11.65 resulting in a total investment of $27.9 million.

Financial Guidance

The company is reiterating its revised 2007 EPS guidance from the second quarter.  Revenues for the month of October have been softer than expected, but were consistent with weakness experienced in many of the major gaming markets.  Our revenues will also be impacted by the previously announced cessation of business in the UK.  To help offset the negative impact to earnings from the reduced revenue, the company has implemented certain cost reduction measures in the fourth quarter.

For the fourth quarter of fiscal 2007, the Company currently expects revenues in a range of $152 million to $157 million and Adjusted Cash EPS of approximately $0.18 per diluted share.

In the fourth quarter, we currently expect to record approximately $8.2 million in non-cash compensation expense related to the accelerated vesting of various equity awards for our former Chief Executive Officer.  Additionally, we expect approximately $0.8 million in cash-based compensation expense that will be made to the former Chief Executive Officer and cash-based severance expense made to certain former members of our management team whose employment was terminated in October 2007.  It is expected that a significant portion of the awards to our former Chief Executive Officer will not be deductible for U.S. Federal Income Tax purposes, which could have an adverse impact on our expected tax provision for the fourth quarter and the fiscal year.  Our expectation for the results for the fourth quarter will exclude any impact from these non-recurring termination benefits.

This financial guidance is given as of the date hereof and is based on factors and circumstances known to the Company at this time.  Such factors and circumstances may change, and such changes may have an impact on the Company’s financial outlook.

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business and to provide for better comparability between periods in different years, the Company is providing adjusted results on a supplemental basis.  Adjusted results in the third quarter of 2007 and 2006 exclude $6.3 million and $2.4 million, respectively, of stock-based compensation expense.  Adjusted results in the first nine months of 2007 and 2006 exclude $12.5 million and $6.7 million, respectively, of stock-based compensation expense.  In addition, the Company uses certain non-GAAP measures of financial performance.  Reconciliations between GAAP measures and non-GAAP measures and between actual results and adjusted results are provided at the end of this press release.

None of Adjusted EBITDA, EBITDA (which excludes stock-based compensation), Cash Earnings or Adjusted Cash Earnings is a measure of financial performance under United States generally accepted accounting principles (“GAAP”).  Accordingly, none of them should be considered a substitute for net income, operating income or other income or cash flow data prepared in accordance with GAAP.  The Company believes that Adjusted EBITDA, EBITDA (which excludes stock-based compensation), Cash Earnings and Adjusted Cash Earnings are widely-referenced financial measures in the financial markets.  In addition, the Company has identified certain adjustments to its financial results that address income or expenses that the Company believes are unusual or non-recurring in nature.  The Company believes that referencing Adjusted EBITDA, EBITDA (which excludes stock-based compensation), Cash Earnings and Adjusted Cash Earnings and identifying unusual or non-recurring items is helpful to investors.  Not all companies that use these metrics compute them in the same manner.  Reconciliations between GAAP and non-GAAP measures and between actual and adjusted financial results are presented elsewhere in this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  All statements included in this press release, other than statements that are purely historical, are forward-looking statements.  Words such as “going forward,” “believes,” “intends,” “expects,” “forecasts,” “anticipate,” “plan,” “seek,” “estimate” and similar expressions also identify forward-looking statements.  Forward-looking statements in this press release include, without limitation, our expectation that our effective tax rate for the full year 2007 will be 38.4% and all of the statements in the section of this release entitled “Financial Guidance.”

Our beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to:

•	with respect to our expectation that our effective tax rate will be 38.4% for the full year 2007:
o	changes in financial results from the expectations identified under “Financial Guidance”;
o	incurrence of expenses that are not deductible for tax purposes; and
o	the entry into business lines or foreign countries with tax structures different from the ones we are currently subject to.

•	with respect to our Financial Guidance:

o	our failure to correctly predict increases in revenue due to inaccuracies in our assumptions, our inability to execute on business opportunities or other reasons;

o	our failure to correctly predict future gross margins and operating expenses due to inaccuracies in our assumptions, our inability to control expenses or other reasons;

o	our failure to correctly anticipate our capital spending in 2007, which would affect the level of depreciation expense and the level of cash available for debt repayment or share repurchases;

o	our failure to anticipate other uses of our cash which could prevent us from repaying debt as anticipated;

o	our inability to correctly predict the future levels of interest rates;

o	changes in income tax rates in the jurisdictions in which we operate;

o	challenges by the Internal Revenue Service to the tax step-ups that contribute to the bulk of our deferred tax asset;

o	unanticipated changes in the amount of our diluted common shares outstanding; and

o	unanticipated expenses or other contingencies incurred in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission, including, without limitation, our registration statement on Form S-1 (No. 333-133996), our Annual Report filed on Form 10-K (No. 001-32622) and our quarterly reports on Form 10-Q, and are based on information available to us on the date hereof.  We do not intend, and assume no obligation, to update any forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

About Global Cash Access Holdings, Inc.

Las Vegas-based Global Cash Access Holdings, Inc. is a holding company whose principal asset is the stock of Global Cash Access, Inc., a leading provider of cash access systems and related marketing services to the gaming industry. For more information, please visit the Company’s Web site at www.globalcashaccess.com.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUES:
Cash advance	$82,853	$75,877	$239,967	$212,075
ATM	62,237	57,498	184,096	165,243
Check services	8,198	7,174	23,041	21,878
Central Credit and other revenues	3,284	2,303	9,742	7,067

Total revenues	156,572	142,852	456,846	406,263

Cost of revenues (exclusive of depreciation and amortization)	(112,513)	(102,830)	(328,298)	(288,473)
Operating expenses	(21,234)	(15,384)	(56,233)	(47,310)
Amortization	(1,405)	(1,297)	(4,084)	(4,183)
Depreciation	(1,602)	(1,178)	(4,561)	(3,292)

OPERATING INCOME	19,818	22,163	63,670	63,005

INTEREST INCOME (EXPENSE), NET
Interest income	1,010	1,155	2,927	2,579
Interest expense	(9,532)	(10,914)	(28,885)	(31,863)

Total interest income (expense), net	(8,522)	(9,759)	(25,958)	(29,284)

INCOME BEFORE INCOME TAX PROVISION AND MINORITY OWNERSHIP LOSS	11,296	12,404	37,712	33,721

INCOME TAX PROVISION	(4,418)	(4,643)	(14,489)	(12,791)

INCOME BEFORE MINORITY OWNERSHIP LOSS	6,878	7,761	23,223	20,930

MINORITY OWNERSHIP LOSS, net of tax	69	54	188	128

NET INCOME	$6,947	$7,815	$23,411	$21,058

Earnings per share
Basic	$0.09	$0.10	$0.29	$0.26
Diluted	$0.09	$0.10	$0.29	$0.26

Weighted average number of common shares outstanding
Basic	81,484	81,690	81,667	81,622
Diluted	81,705	82,212	81,967	82,061

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Adjusted Cash Earnings and Cash Earnings to Net Income, and Adjusted EBITDA and EBITDA (which excludes stock-based compensation) to Net Income
(amounts in thousands)
(unaudited)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2007	2006	2007	2006

Adjusted EBITDA		$29,086	$27,890	$83,788	$78,037

Plus:
	Escheatment recovery	-	-	994	-
Minus:
	Secondary offering costs	-	(690)	-	(660)
	Litigation settlement costs	-	(200)	-	(200)

EBITDA (which excludes stock-based compensation)		$29,086	$27,000	$84,782	$77,177

Minus:
	Stock-based compensation expense	(6,261)	(2,362)	(12,467)	(6,697)
	Amortization	(1,405)	(1,297)	(4,084)	(4,183)
	Depreciation	(1,602)	(1,178)	(4,561)	(3,292)
	Interest expense	(9,532)	(10,914)	(28,885)	(31,863)
	Income tax provision	(4,418)	(4,643)	(14,489)	(12,791)

Plus:
	Interest income	1,010	1,155	2,927	2,579
	Minority ownership loss, net of tax	69	54	188	128

Net Income		$6,947	$7,815	$23,411	$21,058
Plus:
	Deferred tax amortization related to acquired goodwill	4,391	4,336	13,172	13,008

Cash Earnings		$11,338	$12,151	$36,583	$34,066

Plus:
	Non-cash compensation expense, net of tax	3,857	1,473	7,680	4,157
	Secondary offering costs, net of tax	-	(30)	-	660
	Litigation settlement costs, net of tax	-	-	-	124
Minus:
	Escheatment recovery, net of tax	-	-	(613)	-

Adjusted Cash Earnings		$15,195	$13,594	$43,650	$39,007

Weighted average number of common shares outstanding
Basic		81,484	81,690	81,667	81,622
Diluted		81,705	82,212	81,967	82,061

Cash Earnings per share
Diluted		$0.14	$0.15	$0.45	$0.42

Adjusted Cash Earnings per share
Diluted		$0.19	$0.17	$0.53	$0.48

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